SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)
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THE OILGEAR COMPANY
(Name of Registrant as Specified In Its Charter)
Filed by Registrant
(Name of Person(s) Filing Proxy Statement,
if Other than Registrant)
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NEWS RELEASE	For Additional Information Contact:
David A. Zuege (414) 327-1700
For Immediate Release
OILGEAR REPORTS INCREASED THIRD QUARTER SALES AND EARNINGS
     Milwaukee, Wis., November 14, 2006...The Oilgear Company (NASDAQ/NMS: OLGR) today reported increased sales and earnings for the third quarter ended September 30, 2006.
     For the third quarter of 2006, Oilgear reported net sales of $28,438,000, an 11.5% increase from sales of $25,516,000 for the same period in 2005. The company reported net earnings of $859,000 or $0.42 per diluted share for the third quarter of 2006, compared to net earnings of $470,000 or $0.23 per diluted share for the third quarter of 2005.
     Net sales for the first three quarters of 2006 were $81,849,000, a 6.2% increase from sales of $77,039,000 for the same period in 2005. Net earnings for the first three quarters of 2006 were $7,176,000 or $3.51 per diluted share, compared to net earnings of $1,695,000 or $0.84 per diluted share for the same period in 2005. Net earnings in 2006 included a gain of $5.1 million or $2.49 per diluted share in the second quarter on the sale of the company’s Leeds, England, property, net of expenses, an inventory write-off and taxes.
     Orders for the third quarter of 2006 were $29.6 million, a 39.2% increase from orders of $21.3 million for the same period in 2005. Orders for the first three quarters of 2006 were $92.3 million, an 18.6% increase from orders of $77.8 million for the same period in 2005. The backlog at September 30, 2006 was $37.3 million, a 38.7% increase from the beginning of the year.
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     “Conditions in our industry remain strong, with double-digit growth in both orders and shipments of hydraulic equipment, however the consensus forecast is for slower growth in 2007. We are experiencing strong demand for engineered systems, components and after-market products. All of our plants are operating at full capacity,” said David A. Zuege, president and chief executive officer.
     “We remain very enthused about our acquisition by Lincoln Acquisition Corp., which is majority-owned by Mason Wells Buyout Fund II. Through this merger, we will shed the burdens of being a small public company and will have access to the resources we need to capitalize on the opportunities in our industry. On November 6, 2006, we mailed to shareholders a notice of special meeting and proxy to approve this merger. The Board of Directors strongly urges all shareholders to vote in favor of the merger. Every vote is important. Not voting has the same effect as voting no.
     The special meeting of Oilgear shareholders to vote on the proposed merger will be held on December 14, 2006. Under the terms of the merger agreement, each outstanding share of Oilgear’s common stock will be converted into the right to receive $15.25 in cash.
     A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
Where You Can Find Additional Information
In connection with the proposed merger, The Oilgear Company has filed with the Securities and Exchange Commission (the “SEC”), and has furnished to its shareholders, a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.
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Shareholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders may also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail or telephone to The Oilgear Company, 2300 South 51st Street, Milwaukee, Wisconsin 53219-2340, attention: Corporate Secretary, telephone 414-327-1700. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of The Oilgear Company.
The Oilgear Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of The Oilgear Company in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in The Oilgear Company’s proxy statement. Information regarding certain of these persons and their beneficial ownership of The Oilgear Company common stock is also set forth in the proxy statement.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting the economy generally, including the financial and business conditions of the Company’s customers, the demand for customers’ products and services that utilize the Company’s products, and national and international events; factors affecting the Company’s financial performance or condition, including restrictions or conditions imposed by current or prospective lenders, tax legislation, and changes in accounting principles; factors affecting percentage of completion contracts, including the accuracy of estimates and assumptions regarding the timing and levels of costs to complete those contracts; factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; any further decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; the uncertainty that the proposed merger with Lincoln will close, the possible disruptions to the Company’s business because of the pending merger with Lincoln, and if the merger does not close, the substantial costs which have been and will be incurred in connection with the merger, including possible expense reimbursements and termination fees to Lincoln; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the Company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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The Oilgear Company
Consolidated Condensed Operating Statement
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$28,438,000	$25,516,000	$81,849,000	$77,039,000
Cost of sales	20,513,000	18,468,000	60,632,000	56,047,000

Gross profit	7,925,000	7,048,000	21,217,000	20,992,000
Selling, general and administrative expenses	6,176,000	5,671,000	17,543,000	16,881,000
Expenses related to Leeds, UK move	—	—	979,000	—
Gain on sale of Leeds, UK facility	—	—	7,216,000	—

Operating income	$1,748,000	$1,377,000	$9,912,000	$4,111,000

Interest expense	580,000	646,000	1,846,000	1,859,000
Other non-operating income (loss), net	45,000	(51,000)	119,000	81,000

Earnings before income taxes	1,213,000	679,000	8,185,000	2,333,000
Income tax expense	258,000	170,000	877,000	513,000

Net earnings before minority interest	955,000	509,000	7,308,000	1,820,000
Minority interest	96,000	39,000	132,000	125,000

Net earnings	$859,000	$470,000	$7,176,000	$1,695,000

Basic earnings per share of common stock	$0.42	$0.23	$3.55	$0.85

Diluted earnings per share of common stock	$0.42	$0.23	$3.51	$0.84

Basic weighted average outstanding shares	2,039,000	2,001,000	2,023,000	1,994,000
Diluted weighted average outstanding shares	2,062,000	2,038,000	2,044,000	2,028,000
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THE OILGEAR COMPANY
Consolidated Condensed Balance Sheet
(Unaudited)

	September	December 31,
	30, 2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$5,417,000	$4,370,000
Accounts receivable	19,478,000	18,849,000
Inventories	26,125,000	25,365,000
Other current assets	6,718,000	3,785,000

Total current assets	$57,738,000	$52,369,000

Net property plant and equipment	16,043,000	15,881,000
Other assets	2,368,000	2,893,000

	$76,149,000	$71,143,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current debt	$11,774,000	$16,612,000
Accounts payable	11,457,000	9,215,000
Other current liabilities	9,507,000	9,820,000

Total current liabilities	$32,738,000	$35,647,000

Long-term debt	7,193,000	7,724,000
Unfunded employee benefit costs	19,042,000	18,764,000
Other non-current liabilities	817,000	850,000

Total liabilities	$59,790,000	$62,985,000

Minority interest in consolidated subsidiary	1,171,000	1,091,000
Shareholders’ equity	15,188,000	7,067,000

	$76,149,000	$71,143,000

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